Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results
for the Second Quarter 2020 and Provides Business Update
Significant Improvement in Profitability during the Second Quarter 2020
Comparable Restaurant Sales Trends Remain Encouraging
Company Currently Has Over $180 Million in Available Liquidity

SYRACUSE, N.Y. – (BUSINESS WIRE) – August 6, 2020 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today reported financial results for the second quarter ended June 28, 2020 and provided a business update.

Highlights for the Second Quarter of 2020 versus the Second Quarter of 2019

•	Total restaurant revenue was $368.4 million compared to $365.7 million in the prior year quarter;

•	Comparable restaurant sales for the Company’s Burger King® restaurants decreased 6.4%; June comparable restaurant sales increased 2.5%;

•	Comparable restaurant sales for the Company’s Popeyes® restaurants increased 17.1%; June comparable restaurant sales increased 13.3%;

•	Adjusted EBITDA(1) increased to $38.0 million from $24.1 million in the prior year quarter;

•	Adjusted Restaurant-Level EBITDA(1) increased to $54.1 million from $41.1 million in the prior year quarter;

•	Net income was $7.8 million, or $0.13 per diluted share, compared to net loss of $(3.7) million, or $(0.09) per diluted share, in the prior year quarter;

•	Adjusted Net Income(1) increased to $9.6 million, or $0.16 per diluted share, from $4.6 million, or $0.08 per diluted share, in the prior year quarter; and

•	The Company generated $48.6 million of Free Cash Flow(2) during the second quarter of 2020.

(1)
Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income/(Loss) are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.

(2)
Free Cash Flow is a non-GAAP financial measure and is defined as Net cash provided by operating activities less Net cash used for investing activities adjusted to add back cash paid for acquisitions. Refer to the definition and reconciliation of this measure in the tables at the end of this release.

Recent Monthly Comparable Restaurant Sales Trends

Monthly comparable restaurant sales increases / (decreases) for the month ending March 29, 2020 through the month ending July 26, 2020 are as follows:

		Q2 2020
Fiscal Month	March 2020	April 2020	May 2020	June 2020	July 2020
Burger King	(16.80)%	(21.70)%	(2.90)%	2.5%	2.1%
Popeyes	(2.80)%	1.6%	20.5%	13.3%	13.9%

Balance Sheet Update

The Company ended the second quarter of 2020 with cash and cash equivalents of $46.0 million, and long-term debt (including current portion) and finance lease liabilities of $497.1 million. As of the end of the second quarter of 2020, the Company did not have any outstanding revolving credit borrowings under its $145.8 million revolving credit facility and had $9.7 million of letters of credit issued under such facility.

During the second quarter of 2020, the Company increased its Term Loan (as defined in the senior credit facility) borrowings in the aggregate principal amount of $75 million through the borrowing of an Incremental Term B-1 Loan. The proceeds of the Incremental Term B-1 Loan were used to repay outstanding borrowings under the Company’s revolving credit facility and general corporate purposes. The maturity date of the Incremental Term B-1 Loan of April 30, 2026 is the same as the maturity of the Term Loan B.

Management Commentary

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, commented, “We believe our robust second quarter results are demonstrative of the agility and efficacy of our business model in providing customers great value and convenience through drive-thru, at-the-counter take-out, and delivery options along with our executional prowess in the face of a challenging operating environment. Despite the ongoing pandemic, we were encouraged by the resiliency in our comparable restaurant sales during the second quarter as well as our ability to generate higher restaurant-level profitability and Adjusted EBITDA in both dollar and margin terms compared to the year-ago period on similar revenue. This was accomplished by successfully managing food waste, optimizing labor, and effectively controlling other restaurant-level and corporate overhead expenses. Although volatility may persist, our underlying trend is undeniably strengthening and absent a major setback, we are hopeful that we can retain and possibly build further momentum in our overall performance.”

Accordino concluded, “In February, and pre-COVID-19 in the US, we expressed our intention to generate up to $25 million in free cash flow in 2020 and reduce our outstanding debt level by year end. Through the second quarter, we have generated $22.9 million of Free Cash Flow. We also now have in excess of $180 million in available liquidity (cash and borrowing availability under our revolving credit facility) which we believe gives us the ability to weather just about any adverse economic situation. For the remainder of 2020, our intention is to remain nimble in our operations, focus on improving profitability within our existing restaurant portfolio, manage capital expenditures, and continue to generate positive Free Cash Flow to reduce our leverage. Longer term, we currently expect to expend approximately $40 million to $50 million annually in capital expenditures over the next three years mainly for maintenance, approximately 25 restaurant remodels per year and system-wide upgrades and initiatives. We also intend to continue our pause on acquisitions and to only develop build-to-suit new restaurants with attractive ROI potential until our adjusted leverage ratio (as defined in our senior credit facility) drops below four times.”

Second Quarter 2020 Financial Results

Total restaurant revenue was $368.4 million in the second quarter of 2020 compared to $365.7 million in the second quarter of 2019. Comparable restaurant sales for the Company’s Burger King restaurants decreased 6.4%. Comparable restaurant sales for the Company’s Popeyes restaurants increased 17.1%.

Adjusted Restaurant-level EBITDA(1) increased to $54.1 million in the second quarter of 2020 from $41.1 million in the prior year period. Adjusted Restaurant-level EBITDA margin was 14.7% of restaurant sales and increased 350 basis points from the second quarter of 2019, reflecting lower cost of sales despite higher beef prices, wage and related expenses, and other restaurant operating expenses. The Company demonstrated its ability to rationalize all ongoing expenses, and where possible, reduced food waste, optimized restaurant labor to reflect revised restaurant hours and accessibility, and thoughtfully managed other operating expenses.

General and administrative expenses declined to $18.6 million in the second quarter of 2020, including $1.4 million in certain expenses primarily for development abandonment charges and acquisition and integration costs, compared to $20.6 million in the prior year period, which included $2.3 million of primarily acquisition and integration costs. The second quarter 2020 total includes the impact of many corporate cost efficiency initiatives such as streamlining of the Company’s regional management structure, re-engineering of the training process and a 10% temporary reduction in non-restaurant wages. The reduction in non-restaurant wages have since been restored as of the start of the third quarter of 2020.

Adjusted EBITDA(1) increased to $38.0 million in the second quarter of 2020 from $24.1 million in the second quarter of 2019. Adjusted EBITDA margin was 10.3% of total restaurant sales and increased 380 basis points from the second quarter of 2019 due to the factors discussed above.

Income from operations increased to $14.3 million in the second quarter of 2020 compared to $2.1 million in the prior year quarter.

Interest expense decreased to $6.4 million in the second quarter of 2020 from $6.9 million in the second quarter of 2019, reflecting the Company’s lower cost of indebtedness.

Net income was $7.8 million in the second quarter of 2020, or $0.13 per diluted share, compared to net loss of $(3.7) million, or $(0.09) per diluted share, in the prior year quarter. Net income in the second quarter of 2020 included $2.9 million of impairment and other lease charges, $0.3 million of acquisition and integration costs, $0.9 million in abandoned development costs, and a $2.2 million in gains related to property damage recoveries and gains on sale leaseback transactions. Net loss in the second quarter of 2019 included a $7.4 million loss on extinguishment of debt due to the 2019 refinancing and write-off of previously deferred financing costs, $0.4 million in impairment and other lease charges, and $2.6 million of acquisition and integration costs.

Adjusted net income(1) was $9.6 million, or $0.16 per diluted share, compared to adjusted net income of $4.6 million, or $0.08 per diluted share, in the prior year quarter.

Conference Call Today

Daniel T. Accordino, Chairman and Chief Executive Officer, and Anthony E. Hull, Chief Financial Officer, will host a conference call to discuss second quarter 2020 financial results and provide a business update today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 201-493-6725. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the passcode is 13706708. The replay will be available until Thursday, August 13, 2020. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols is one of the largest restaurant franchisees in the United States, and currently operates approximately 1,092 restaurants. It is the largest BURGER KING® franchisee in the United States currently operating 1,027 BURGER KING® restaurants and also operating 65 POPEYES® restaurants. It has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including the impact of COVID-19 on Carrols’ business, as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Revenue:
Restaurant sales	$368,418	$365,674	$719,936	$656,463
Other revenue	—	2,885	—	2,885
Total revenue	368,418	368,559	719,936	659,348
Costs and expenses:
Cost of sales	104,703	109,157	207,630	191,732
Restaurant wages and related expenses	111,888	121,140	236,463	221,332
Restaurant rent expense	28,984	26,690	58,438	48,606
Other restaurant operating expenses	54,310	56,308	112,288	101,913
Advertising expense	14,416	14,677	28,292	26,549
General and administrative expenses (b) (c)	18,581	20,620	39,368	40,344
Depreciation and amortization	20,296	17,121	41,327	32,413
Impairment and other lease charges	2,941	367	5,822	1,277
Other expense (income), net (d)	(2,003)	376	(1,947)	(1,753)
Total costs and expenses	354,116	366,456	727,681	662,413
Income (loss) from operations	14,302	2,103	(7,745)	(3,065)
Interest expense	6,370	6,900	13,510	12,847
Loss on extinguishment of debt	—	7,443	—	7,443
Income (loss) before income taxes	7,932	(12,240)	(21,255)	(23,355)
Provision (benefit) for income taxes	90	(8,508)	(6,888)	(8,154)
Net income (loss)	$7,842	$(3,732)	$(14,367)	$(15,201)

Basic and diluted net income (loss) per share (e)(f)	$0.13	$(0.09)	$(0.28)	$(0.39)
Basic weighted average common shares outstanding	50,917	41,051	50,869	38,548
Diluted weighted average common shares outstanding	60,332	41,051	50,869	38,548

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and six months ended June 28, 2020 and June 30, 2019 each included thirteen and twenty-six weeks, respectively.

(b)
General and administrative expenses include acquisition and integration costs of $0.3 million and $2.2 million for the three months ended June 28, 2020 and June 30, 2019 respectively and of $0.4 million and $4.8 million for the six months ended June 28, 2020 and June 30, 2019, respectively.

(c)
General and administrative expenses include stock-based compensation expense of $1.1 million and $1.3 million for the three months ended June 28, 2020 and June 30, 2019, respectively and $2.2 million and $2.8 million for the six months ended June 28, 2020 and June 30, 2019, respectively.

(d)
Other expense (income), net, for the three months ended June 28, 2020, included a gain of $1.3 million due to property damage of the Company's restaurants, a gain on three sale-leaseback transactions of $0.8 million and a loss on disposal of assets of $0.1 million. Other expense (income), net, for the six months ended June 28, 2020, included a gain of $1.6 million due to property damage at four of the Company's restaurants, a net gain on ten sale-leaseback transactions of $0.6 million, and loss on disposal of assets of $0.2 million. Other expense (income), net, for the six months ended June 30, 2019 included a $1.9 million gain related to a settlement with Burger King Corporation for the approval of new restaurant development by other franchisees which unfavorably impacted our restaurants.

(e)
Basic net income (loss) per share was computed excluding income (loss) attributable to preferred stock and non-vested restricted shares unless the effect would have been anti-dilutive for the periods presented.

(f)
Diluted net income (loss) per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended (a)
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Revenue:
Burger King restaurant sales	$345,649	$353,714	$675,286	$644,503
Popeyes restaurant sales	22,769	11,960	44,650	11,960
Total restaurant sales	368,418	365,674	719,936	656,463
Other revenue	—	2,885	—	2,885
Total revenue	$368,418	$368,559	$719,936	$659,348
Change in Comparable Burger King Restaurant Sales (a)	(6.4)%	0.1%	(6.0)%	1.2%
Change in Comparable Popeyes Restaurant Sales (a)	17.1%		17.1%

Average Weekly Sales per Burger King Restaurant (b)	$26,777	$28,499	$25,675	$27,575
Average Weekly Sales per Popeyes Restaurant (b)	$27,509	$24,505	$26,737	$24,505

Adjusted Restaurant-Level EBITDA (c)	$54,127	$41,114	$76,924	$69,811
Adjusted Restaurant-Level EBITDA margin (c)	14.7%	11.2%	10.7%	10.6%

Adjusted EBITDA (c)	$38,017	$24,133	$41,989	$37,481
Adjusted EBITDA margin (c)	10.3%	6.5%	5.8%	5.7%

Adjusted Net Income (Loss) (c)	$9,574	$4,570	$(9,743)	$(5,626)
Adjusted diluted net income (loss) per share (c)	$0.16	$0.08	$(0.19)	$(0.15)

Number of Burger King restaurants:
Restaurants at beginning of period	1,028	845	1,036	849
New restaurants (including offsets)	3	4	6	6
Restaurants acquired	—	178	—	178
Restaurants closed (including offsets)	(4)	(4)	(15)	(10)
Restaurants at end of period	1,027	1,023	1,027	1,023
Average Number of Burger King restaurants:	993.0	954.7	1,011.6	899.0

Number of Popeyes restaurants:
Restaurants at beginning of period	65	—	65	—
New restaurants	—	3	—	3
Restaurants acquired	—	55	—	55
Restaurants at end of period	65	58	65	58
Average Number of Popeyes restaurants:	63.7	37.6	64.2	18.8

	At 6/28/2020	At 12/29/2019
Long-term debt and finance lease liabilities (d)	$497,140	$471,149
Cash and cash equivalents	45,978	2,974

(a)
Restaurants we acquire are included in comparable restaurant sales after they have been operated by us for 12 months. Sales from restaurants we develop are included in comparable sales after they have been open for 15 months. The calculation of changes in comparable restaurant sales is based on the comparable 13-week or 26-week period.

(b)	Average weekly sales per restaurant are derived by dividing restaurant sales for the comparable 13-week or 26-week period by the average number of restaurants operating during such period.

(c)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Restaurant-Level EBITDA, Adjusted Restaurant-Level EBITDA margin and Adjusted Net Income (Loss) are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss), and to the Company's reconciliation of income (loss) from operations to Adjusted Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Adjusted Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted diluted net income (loss) per share is calculated based on Adjusted Net Income (Loss) and reflects the dilutive impact of shares, where applicable, based on Adjusted Net Income (Loss).

(d)
Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at June 28, 2020 included $420,750 of Term Loan B borrowings under our senior credit facility, $75,000 of Term Loan B-1 borrowings under our senior credit facility and $1,390 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at December 29, 2020 included $422,875 of Term Loan B under our senior credit facility, $45,750 of outstanding revolving borrowings under our senior credit facility and $2,524 of finance lease liabilities.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income (loss)	$7,842	$(3,732)	$(14,367)	$(15,201)
Provision (benefit) for income taxes	90	(8,508)	(6,888)	(8,154)
Interest expense	6,370	6,900	13,510	12,847
Depreciation and amortization	20,296	17,121	41,327	32,413
EBITDA	34,598	11,781	33,582	21,905
Impairment and other lease charges	2,941	367	5,822	1,277
Acquisition and integration costs (b)	274	2,573	355	5,229
Abandoned development costs (c)	869	54	1,557	111
Pre-opening costs (d)	10	121	99	189
Litigation costs (e)	219	136	280	272
Other expense (income), net (f)(g)	(2,003)	376	(1,947)	(1,753)
Stock-based compensation expense	1,109	1,282	2,241	2,808
Loss on extinguishment of debt	—	7,443	—	7,443
Adjusted EBITDA	$38,017	$24,133	$41,989	$37,481

Reconciliation of Adjusted Restaurant-Level EBITDA: (a)
Income (loss) from operations	$14,302	$2,103	$(7,745)	$(3,065)
Add:
General and administrative expenses	18,581	20,620	39,368	40,344
Restaurant integration costs (b)	—	406	—	406
Pre-opening costs (d)	10	121	99	189
Depreciation and amortization	20,296	17,121	41,327	32,413
Impairment and other lease charges	2,941	367	5,822	1,277
Other expense (income), net (f)(g)	(2,003)	376	(1,947)	(1,753)
Adjusted Restaurant-Level EBITDA	$54,127	$41,114	$76,924	$69,811

Reconciliation of Adjusted Net Income (Loss): (a)
Net income (loss)	$7,842	$(3,732)	$(14,367)	$(15,201)
Add:
Impairment and other lease charges	2,941	367	5,822	1,277
Acquisition and integration costs (b)	274	2,573	355	5,229
Abandoned development costs (c)	869	54	1,557	111
Pre-opening costs (d)	10	121	99	189
Litigation costs (e)	219	136	280	272
Other expense (income), net (f)(g)	(2,003)	376	(1,947)	(1,753)
Loss on extinguishment of debt	—	7,443	—	7,443
Income tax effect on above adjustments (h)	(578)	(2,768)	(1,542)	(3,193)
Adjusted Net Income (Loss)	$9,574	$4,570	$(9,743)	$(5,626)
Adjusted diluted net income (loss) per share	$0.16	$0.08	$(0.19)	$(0.15)
Adjusted diluted weighted average common shares outstanding	60,332	58,208	50,869	38,548

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Reconciliation of Free Cash Flow: (i)
Net cash provided by operating activities	$51,682	$2,844	$47,892	$10,832
Net cash used for investing activities	(3,038)	(150,562)	(25,006)	(166,312)
Add: cash paid for acquisitions	—	127,980	—	127,980
Total Free Cash Flow	$48,644	$(19,738)	$22,886	$(27,500)

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) which are non-GAAP financial measures. EBITDA represents net income (loss) before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs, stock-based compensation expense, loss on extinguishment of debt, restaurant pre-opening costs, non-recurring litigation costs and other non-recurring income or expense. Adjusted Restaurant-Level EBITDA represents income (loss) from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges, restaurant-level integration costs, pre-opening costs, loss on extinguishment of debt, and other non-recurring income or expense. Adjusted Net Income (Loss) represents net income (loss) as adjusted, net of tax, to exclude impairment and other lease charges, acquisition costs and integration costs, gain on bargain purchase, pre-opening costs, non-recurring litigation costs and other non-recurring income or expense.

We are presenting Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) because we believe that they provide a more meaningful comparison than EBITDA and net income (loss) of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Adjusted Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses such as salaries and expenses associated with corporate and administrative functions that support the development and operations of our restaurants, legal, auditing and other professional fees, acquisition costs, restaurant pre-opening costs and stock-based compensation expense. Although these costs are not directly related to restaurant-level operations, these expenses are necessary for the profitability of our restaurants. Additionally, this financial measure may not be comparable to a similarly titled caption for other companies. Management believes that Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (loss), when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Adjusted Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) and between income (loss) from operations and Adjusted Restaurant-Level EBITDA.

(b)
Acquisition costs for the three and six months ended June 28, 2020 and June 30, 2019 mostly includes legal and professional fees incurred in connection with the acquisition of 165 Burger King and 55 Popeyes restaurants from Cambridge Franchise Holdings, LLC, which were included in general and administrative expense. Integration costs were $1.2 million in the three and six months ended June 30, 2019 and included certain professional fees, corporate payroll, and other costs related to the integration of this acquisition, of which $0.4 million of one-time repairs and maintenance costs were restaurant-level expenses and $0.8 million were recorded in general and administrative expense.

(c)
Abandoned development costs for the three and six months ended June 28, 2020 and June 30, 2019 represents the write-off of capitalized costs due to the abandoned development of future restaurant locations.

(d)	Pre-opening costs for the three and six months ended June 28, 2020 and June 30, 2019 include training, labor and occupancy costs incurred during the construction of new restaurants.

(e)
Legal costs for the three and six months ended June 28, 2020 and June 30, 2019 include litigation expenses pertaining to an ongoing lawsuit with one of the Company's former vendors as well as other non-recurring professional service expenses.

(f)
Other income, net for the three months ended June 28, 2020 included gains related to insurance recoveries from property damage at four of its restaurants of $1.3 million, a net gain on three sale-leaseback transactions of $0.8 million and a loss on disposal of assets of $0.1 million. For the six months ended June 28, 2020 other income, net included gains related to insurance recoveries from property damage at four of its restaurants of $1.6 million, net gain on ten sale-leaseback transactions of $0.6 million and a loss on disposal of assets of $0.2 million.

(g)
Other expense, net for the three months ended June 30, 2019 included a loss on disposal of assets of $0.5 million and a gain on one sale-leaseback transaction of $0.1 million. Other income, net for the six months ended June 30, 2019 included a $1.9 million gain related to a settlement with Burger King Corporation for the approval of new restaurant development by other franchisees which unfavorably impacted our restaurants, a gain on two sale-leaseback transactions of $0.1 million, and a gain related to an insurance recovery from property damage at one of our restaurants of $0.1 million.

(h)
The income tax effect related to the adjustments to Adjusted Net Income (Loss) during the periods presented was calculated using an incremental income tax rate of 25% for the three and six months ended June 28, 2020 and June 30, 2019, respectively.

(i)
Free Cash Flow is a non-GAAP financial measure and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Free Cash Flow is defined as cash provided by operating activities less cash used for investing activities, adjusted to add back cash paid for acquisitions. Management believes that Free Cash Flow, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provides useful information about the Company's cash flow for liquidity purposes and to service the Company's debt. However, Free Cash Flow is not a measure of liquidity under GAAP, and, accordingly should not be considered as an alternative to the Company's consolidated statement of cash flows and net cash provided by operating activities, net cash used for investing activities and net cash provided by financing activities as indicators of liquidity or cash flow. Free Cash Flow for the three months ended June 28, 2020 and June 30, 2019 is derived from the Company's consolidated statement of cash flows for the respective six month periods to be presented in the Company’s Interim Condensed Consolidated Financial Statements in its Form 10-Q for the period ended June 28, 2020 and the Company's consolidated statement of cash flows for the previously reported three month periods ended March 29, 2020 and March 31, 2019, respectively, contained in the Company’s Form 10-Q for the period ended March 29, 2020.